Exhibit 99.1

MEAD JOHNSON TO FILE REGISTRATION STATEMENT;

COMMENTS ON BRISTOL-MYERS SQUIBB ANNOUNCEMENT

TO SPLIT-OFF MEAD JOHNSON

GLENVIEW, Ill., Nov. 15, 2009 – Mead Johnson Nutrition Company (NYSE: MJN) announced today that it intends to file a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC), which includes details of a proposed exchange offer whereby Bristol-Myers Squibb Company (BMS) shareholders can exchange some, none or all of their shares of BMS common stock for shares of Mead Johnson common stock. If conditions to completion of the exchange offer are met, BMS will dispose of its entire ownership interest in Mead Johnson through the exchange offer and, if necessary, a subsequent spin-off of any shares it still owns after the exchange offer is complete.

Commenting on BMS’ announcement, Mead Johnson Chief Executive Officer Stephen W. Golsby said, “This transaction represents the important final step in our journey to be a fully independent public company. We believe the decision to split-off Mead Johnson reflects confidence in the success of our growth strategy and our strong financial performance since our IPO in February, as well as BMS’ objective to focus on their core BioPharma business.”

The company said it expects to incur costs incremental to its previous expectations for specified items in the fourth quarter of 2009 estimated in the range of $0.08 to $0.13 per share. These costs relate to the proposed exchange offer, legal expenses associated with defense and any judgment entered by the court as a result of a previously disclosed lawsuit filed against a Mead Johnson subsidiary, and other specified items. Consistent with its practice regarding specified items, the company intends to exclude these specified items from its non-GAAP results.

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Mead Johnson Nutrition Company

Nov. 15, 2009

This announcement is for informational purposes only and is neither an offer to sell nor an offer to buy any securities or a recommendation as to whether investors should participate in the exchange offer. The offer is made solely by the prospectus.

The terms and conditions of the exchange offer are more fully described in the registration statement to be filed by Mead Johnson with the SEC and a Schedule TO to be filed by BMS with the SEC. The prospectus, which will be included in the registration statement, contains important information about BMS, Mead Johnson, the disposition and related matters, and BMS will mail the prospectus to its shareholders. Investors and security holders are urged to read carefully and in its entirety the prospectus and any other relevant documents filed with the SEC, when they become available and before making any investment decision. None of BMS, Mead Johnson or any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer makes any recommendation as to whether investors should participate in the exchange offer. Investors will be able to obtain a free copy of the prospectus and other related documents filed with the SEC by BMS and Mead Johnson at the SEC’s web site at www.sec.gov, and those documents may also be obtained for free, as applicable, from BMS at www.bms.com or Mead Johnson at www.meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are identified by words such as “anticipates,” “expects,” “intends” and “believes,” involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity price increases; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’

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Mead Johnson Nutrition Company

Nov. 15, 2009

purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) the possibility of changes in the Women, Infant and Children (WIC) program, or increases in levels of participation in WIC; and (9) the ability to develop and market new, innovative products. In addition, there can be no guarantee that the exchange offer will be completed, or if it is completed, that it will close within the anticipated time period. For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2008, quarterly reports on Form 10-Q, and current reports on Form 8-K, filed or furnished to the SEC and, when filed, the Registration Statement on Form S-4, which are available upon request or at meadjohnson.com. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in 50 markets worldwide. The company’s mission is to create nutritional brands and products trusted to give infants and children the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to meadjohnson.com.

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Contacts:

Investors: Kathryn Chieger, (847) 832-2419, kathryn.chieger@mjn.com

Media: Christopher Perille, (847) 832-2178 or (847) 224-9414, chris.perille@mjn.com